Exhibit 99.(17)(f)

ANNUAL REPORT

March 31, 2009

MUTUAL FUNDS

Van Kampen
Global Growth Fund

Privacy Notice information on the back.

Welcome, Shareholder

In this report, you’ll learn about how your investment in Van Kampen Global Growth Fund performed during the annual period. The portfolio management team will provide an overview of the market conditions and discuss some of the factors that affected investment performance during the reporting period. In addition, this report includes the fund’s financial statements and a list of fund investments as of March 31, 2009.

This material must be preceded or accompanied by a Class A, B, and C share or Class I and R share prospectus for the fund being offered. The prospectus contains information about the fund, including the investment objectives, risks, charges and expenses. To obtain an additional prospectus, contact your financial advisor or download one at vankampen.com. Please read the prospectus carefully before investing.

Market forecasts provided in this report may not necessarily come to pass. There is no assurance that a mutual fund will achieve its investment objective. Funds are subject to market risk, which is the possibility that the market values of securities owned by the fund will decline and that the value of the fund shares may therefore be less than what you paid for them. Accordingly, you can lose money investing in this fund.

NOT FDIC INSURED	OFFER NO BANK GUARANTEE	MAY LOSE VALUE
NOT INSURED BY ANY FEDERAL GOVERNMENT AGENCY		NOT A DEPOSIT

Performance Summary as of 3/31/09

Performance of a $10,000 investment

This chart compares your fund’s performance to that of the MSCI All Country World Growth Index from 5/30/08 (first month-end after inception) through 3/31/09. Class A shares, adjusted for sales charges.

	A Shares		B Shares		C Shares		I Shares	R Shares
	since 5/30/08		since 5/30/08		since 5/30/08		since 5/30/08	since 5/30/08
		w/max		w/max		w/max
	w/o	5.75%	w/o	5.00%	w/o	1.00%	w/o	w/o
	sales	sales	sales	sales	sales	sales	sales	sales
Total Returns	charges	charge	charges	charge	charges	charge	charges	charges

Since Inception	–49.30%	–52.21%	–49.40%	–51.93%	–49.20%	–49.71%	–49.20%	–49.40%

Performance data quoted represents past performance, which is no guarantee of future results, and current performance may be lower or higher than the figures shown. For the most recent month-end performance figures, please visit vankampen.com or speak with your financial advisor. Investment returns and principal value will fluctuate and fund shares, when redeemed, may be worth more or less than their original cost.

The returns shown in this report do not reflect the deduction of taxes that a shareholder would pay on fund distributions or the redemption of fund shares. Performance of share classes will vary due to differences in sales charges and expenses. As a result of recent market activity, current performance may vary from the figures shown, Average annual total return with sales charges includes payment of the maximum sales charge of 5.75 percent for Class A shares, a contingent deferred sales charge of 5.00 percent for Class B shares (in year one and declining to zero after year five), a contingent deferred sales charge of 1.00 percent for Class C shares in year one, and combined Rule 12b-1 fees and service fees of up to 0.25 percent for Class A shares and up to 1.00 percent for Class B and C shares. Class I shares are available for purchase exclusively by investors through (i) tax-exempt retirement plans with assets of at least $1 million (including 401(k) plans, 457 plans, employer-sponsored 403(b) plans, profit sharing and money purchase plans, defined benefit plans and non-qualified deferred compensation plans), (ii) feebased investment programs with assets of at least $1 million, (iii) qualified state tuition plan (529 plan) accounts, (iv) institutional clients with assets of at least $1 million and (v) certain Van Kampen investment companies. Class I shares are offered without any sales charges on purchases or sales and do not include combined Rule 12b-1 fees and service fees. Figures shown above assume reinvestment of all dividends and capital gains. The fund’s adviser has waived or reimbursed fees and expenses from time to time; absent such waivers/reimbursements, the fund’s returns would have been lower. Periods of less than one year are not annualized.

The Morgan Stanley Capital International All Country (MSCI AC) World Growth Index is a free float-adjusted market capitalization weighted index that is designed to measure the equity market performance of global growth stocks of developed and emerging markets. The term “free float” represents the portion of shares outstanding that are deemed to be available for purchase in the public equity markets by investors. The MSCI AC World Growth Index currently consists of 48 country indices comprising 23 developed and 25 emerging market indices. The performance of the Index is listed in U.S. dollars and assumes reinvestment of net dividends. The Index is unmanaged and its returns do not include any sales charges or fees. Such costs would lower performance. It is not possible to invest directly in an index.

Fund Report

For the period since inception through March 31, 2009

Market Conditions

The Fund launched on May 30, 2008, amid a steep downturn in the global markets. Problems in the U.S. financial sector arising from the credit crisis spread quickly around the world, dampening both developed and emerging economies. By the fourth quarter of 2008, a number of major economies were declared in recession, including that of the U.S. Globally, central banks and governments attempted to stimulate their economies through interest rate reductions and policy measures. Yet market volatility remained heightened as investor confidence was severely shaken by the global scale of the credit crisis fallout.

The early months of 2009 saw a shift in global conditions, however. The indiscriminant selling and synchronous fall that had characterized global markets for most of 2008 abated to some extent. A number of markets actually posted gains for the first quarter of 2009, while other markets saw lesser declines than they had seen earlier in 2008. At the end of the period, the outlook for global economic recovery remained uncertain.

In the first few months of 2009, Fund performance rebounded significantly from the second half of 2008, yet we have made few changes to the names held in the portfolio. Last year we felt that market volatility was far greater than fundamental business volatility. The market was fearful and rotational, and there was little differentiation on fundamentals and quality. Undoubtedly, the start of 2009 has been rocky. Yet, in our view, we are starting to see some focus on company fundamentals. While there has been little visibility in the short term, we have felt confident that our long-term perspective is likely to fare well over a three- to five-year horizon. The investment team continues to focus on quality—the nature and sustainability of competitive advantage and balance sheet strength.

Performance Analysis

All share classes of Van Kampen Global Growth Fund underperformed the MSCI All Country World Growth Index (the “Index”) for the period since Fund inception (May 30, 2008) through March 31, 2009, assuming no deduction of applicable sales charges.

Total returns for the period since inception through March 31, 2009

					MSCI All Country
Class A	Class B	Class C	Class I	Class R	World Growth Index
–49.30%	–49.40%	–49.20%	–49.20%	–49.40%	–46.43%

The performance for the five share classes varies because each has different expenses. The Fund’s total return figures assume the reinvestment of all distributions, but do not reflect the deduction of any applicable sales charges. Such costs would lower performance. Past performance is no guarantee of future results. See Performance Summary for standardized performance information and index definition.

For the period, stock selection and an overweight in the financials sector had the largest negative effect on relative performance, led by holdings in the real estate industry. An underweight and stock selection in the health care sector was also a detractor from relative performance. Within the sector, the health care equipment and services segment was the sole area of weakness for the Fund. Finally, an underweight and stock selection in the consumer staples sector hampered relative returns, due to food, beverage and tobacco stocks.

In contrast, relative gains came from stock selection in the information technology sector. Within the sector, software and services holdings were the leading contributors. Both an underweight and stock selection in the energy sector added to relative returns. Within the sector, relative outperformance was attributable more to what we didn’t own than what we did own in the portfolio. The energy sector overall was extremely volatile in the last six months of the period, but we owned positions in stocks that held up better than most in the sector. An avoidance of the utilities sector was also advantageous to relative performance.

It is our goal to hold a portfolio of high-quality growth stocks we believe may perform well regardless of the market environment. We continue to favor companies that have some uniqueness or dynamic competitive advantage in their business model, with a high-quality stream of cash flow and earnings growth and the ability to redeploy capital at a high rate of return.

There is no guarantee that any sectors mentioned will continue to perform as discussed herein or that securities in such sectors will be held by the Fund in the future.

Top 10 Holdings as of 3/31/09 (Unaudited)

China Merchants Holdings International Co. Ltd.	6.7%
Monsanto Co.	6.0
New Oriental Education & Technology Group, Inc.—ADR	5.7
Minth Group Ltd.	5.5
Amazon.com, Inc.	4.3
Diageo PLC—ADR	4.1
Google, Inc., Class A	4.1
Apple, Inc.	4.0
DSV A/S	3.7
Brookfield Asset Management, Inc., Class A	3.6

Summary of Investments by Country Classification as of 3/31/09 (Unaudited)

United States	30.5%
Cayman Islands	23.2
Canada	6.8
China	6.7
United Kingdom	6.3
Japan	5.4
Brazil	4.0
Denmark	3.7
Mexico	2.1
Germany	2.0
Switzerland	1.6
India	1.6
Bermuda	0.4
Total Long-Term Investments	94.3
Total Repurchase Agreements	5.1
Total Investments	99.4
Foreign Currency	0.0 *
Other Assets in Excess of Liabilities	0.6
Net Assets	100.0%

*     Amount is less than 0.1%

Subject to change daily. All percentages are as a percentage of net assets. Provided for informational purposes only and should not be deemed as a recommendation to buy or sell the securities mentioned or securities in the countries shown above. Van Kampen is a wholly owned subsidiary of a global securities firm which is engaged in a wide range of financial services including, for example, securities trading and brokerage activities, investment banking, research and analysis, financing and financial advisory services.

For More Information About Portfolio Holdings

Each Van Kampen fund provides a complete schedule of portfolio holdings in its semiannual and annual reports within 60 days of the end of the fund’s second and fourth fiscal quarters. The semiannual reports and the annual reports are filed electronically with the Securities and Exchange Commission (SEC) on Form N-CSRS and Form N-CSR, respectively. Van Kampen also delivers the semiannual and annual reports to fund shareholders, and makes these reports available on its public Web site, www.vankampen.com. In addition to the semiannual and annual reports that Van Kampen delivers to shareholders and makes available through the Van Kampen public Web site, each fund files a complete schedule of portfolio holdings with the SEC for the fund’s first and third fiscal quarters on Form N-Q. Van Kampen does not deliver the reports for the first and third fiscal quarters to shareholders, nor are the reports posted to the Van Kampen public Web site. You may, however, obtain the Form N-Q filings (as well as the Form N-CSR and N-CSRS filings) by accessing the SEC’s Web site, http://www.sec.gov. You may also review and copy them at the SEC’s Public Reference Room in Washington, DC. Information on the operation of the SEC’s Public Reference Room may be obtained by calling the SEC at (800) SEC-0330. You can also request copies of these materials, upon payment of a duplicating fee, by electronic request at the SEC’s email address (publicinfo@sec.gov) or by writing the Public Reference section of the SEC, Washington, DC 20549-0102.

You may obtain copies of a fund’s fiscal quarter filings by contacting Van Kampen Client Relations at (800) 847-2424.

Householding Notice

To reduce Fund expenses, the Fund attempts to eliminate duplicate mailings to the same address. The Fund delivers a single copy of certain shareholder documents to investors who share an address, even if the accounts are registered under different names. The Fund’s prospectuses and shareholder reports (including annual privacy notices) will be delivered to you in this manner indefinitely unless you instruct us otherwise. You can request multiple copies of these documents by either calling (800) 341-2911 or writing to Van Kampen Investor Services at P.O. Box 219286, Kansas City, MO 64121-9286. Once Investor Services has received your instructions, we will begin sending individual copies for each account within 30 days.

Proxy Voting Policy and Procedures and Proxy Voting Record

You may obtain a copy of the Fund’s Proxy Voting Policy and Procedures without charge, upon request, by calling toll free (800) 847-2424 or by visiting our Web site at www.vankampen.com. It is also available on the Securities and Exchange Commission’s Web site at http://www.sec.gov.

You may obtain information regarding how the Fund voted proxies relating to portfolio securities during the most recent twelve-month period ended June 30 without charge by visiting our Web site at www.vankampen.com. This information is also available on the Securities and Exchange Commission’s Web site at http://www.sec.gov.

Expense Example

As a shareholder of the Fund, you incur two types of costs: (1) transaction costs, including sales charges (loads) on purchase payments of Class A Shares and contingent deferred sales charges on redemptions of Class B and Class C Shares; and (2) ongoing costs, including management fees; distribution and service (12b-1) fees; and other Fund expenses. This example is intended to help you understand your ongoing costs (in dollars) of investing in the Fund and to compare these costs with the ongoing costs of investing in other mutual funds.

The example is based on an investment of $1,000 invested at the beginning of the period and held for the entire period 10/1/08 - 3/31/09.

Actual Expense

The first line of the table below provides information about actual account values and actual expenses. You may use the information in this line, together with the amount you invested, to estimate the expenses that you paid over the period. Simply divide your account value by $1,000 (for example, an $8,600 account value divided by $1,000 = 8.6), then multiply the result by the number in the first line under the heading entitled “Expenses Paid During Period” to estimate the expenses you paid on your account during this period.

Hypothetical Example for Comparison Purposes

The second line of the table below provides information about hypothetical account values and hypothetical expenses based on the Fund’s actual expense ratio and an assumed rate of return of 5% per year before expenses, which is not the Fund’s actual return. The hypothetical account values and expenses may not be used to estimate the actual ending account balance or expenses you paid for the period. You may use this information to compare the ongoing cost of investing in the Fund and other funds. To do so, compare this 5% hypothetical example with the 5% hypothetical examples that appear in the shareholder reports of the other funds.

Please note that the expenses shown in the table are meant to highlight your ongoing costs only and do not reflect any transactional costs, such as sales charges (loads) or contingent deferred sales charges. Therefore, the second line of the table is useful in comparing ongoing costs only, and will not help you determine the relative total costs of owning different funds. In addition, if these transactional costs were included, your cost would have been higher.

	Beginning	Ending	Expenses Paid
	Account Value	Account Value	During Period*
	10/1/08	3/31/09	10/1/08-3/31/09

Class A
Actual	$1,000.00	$721.19	$6.44
Hypothetical	1,000.00	1,017.45	7.54
(5% annual return before expenses)

Class B
Actual	1,000.00	720.80	5.96
Hypothetical	1,000.00	1,018.00	6.99
(5% annual return before expenses)

Class C
Actual	1,000.00	722.62	4.60
Hypothetical	1,000.00	1,019.60	5.39
(5% annual return before expenses)

Class I
Actual	1,000.00	722.62	5.37
Hypothetical	1,000.00	1,018.70	6.29
(5% annual return before expenses)

Class R
Actual	1,000.00	720.80	7.51
Hypothetical	1,000.00	1,016.21	8.80
(5% annual return before expenses)

*                   Expenses are equal to the Fund’s annualized expense ratio of 1.50%, 1.39%, 1.07%, 1.25% and 1.75% for Class A, B, C, I and R Shares, respectively, multiplied by the average account value over the period, multiplied by 182/365 (to reflect the one-half year period) except for “Actual” information which reflects the period from Commencement of Operations through March 31, 2009. These expense ratios reflect an expense waiver. The expense ratio for Class B and Class C Shares reflect actual 12b-1 fees of less than 1%.

Assumes all dividends and distributions were reinvested.

Van Kampen Global Growth Fund

Portfolio of Investments  •  March 31, 2009

	Number of
Description	Shares	Value

Common Stocks 94.3%
Bermuda 0.4%
REXLot Holdings Ltd. (a)	350,000	$11,218

Brazil 4.0%
BM&F BOVESPA SA	16,140	48,912
Brascan Residential Properties SA	83,736	70,389
		119,301

Canada 6.8%
Brookfield Asset Management, Inc., Class A	7,794	107,401
Ultra Petroleum Corp. (a)	2,642	94,822
		202,223

Cayman Islands 23.2%
Baidu, Inc.—ADR (a)	469	82,826
Ctrip.com International Ltd.—ADR	1,989	54,499
Greenlight Capital Re Ltd., Class A (a)	5,524	88,218
Mindray Medical International Ltd., Class A—ADR	4,638	85,849
Minth Group Ltd.	333,800	163,576
New Oriental Education & Technology Group, Inc.—ADR (a)	3,347	168,187
Tencent Holdings Ltd.	5,600	41,609
		684,764

China 6.7%
China Merchants Holdings International Co. Ltd.	84,000	196,988

Denmark 3.7%
DSV A/S	14,982	110,363

Germany 2.0%
BASF SE	1,956	59,378

India 1.6%
ICICI Bank Ltd.—ADR	3,602	47,871

Japan 5.4%
ARUZE Corp.	20,400	100,407
Nintendo Co., Ltd.	200	58,667
		159,074

Mexico 2.1%
America Movil SAB de CV, Class L—ADR	821	22,232
Cemex SAB de CV—ADR (a)	6,563	41,019
		63,251

Switzerland 1.6%
Panalpina Welttransport Holding AG	983	48,303

See Notes to Financial Statements

	Number of
Description	Shares	Value

United Kingdom 6.3%
British American Tobacco PLC—ADR	1,368	$62,928
Diageo PLC—ADR	2,735	122,391
		185,319

United States 30.5%
Amazon.com, Inc. (a)	1,749	128,447
American Express Co.	1,727	23,539
Apple, Inc. (a)	1,133	119,101
Cisco Systems, Inc. (a)	2,573	43,149
Corning, Inc.	6,440	85,459
Google, Inc., Class A (a)	351	122,169
MasterCard, Inc., Class A	500	83,740
Monsanto Co.	2,135	177,418
Omnicom Group, Inc.	3,217	75,278
Procter & Gamble Co.	928	43,699
		901,999

Total Long-Term Investments 94.3% (Cost $4,983,740)		2,790,052

Repurchase Agreements 5.1%
Banc of America Securities ($8,010 par collateralized by U.S. Government obligations in a pooled cash account, interest rate of 0.10%, dated 03/31/09, to be sold on 04/01/09 at $8,010)		8,010
Citigroup Global Markets, Inc. ($38,448 par collateralized by U.S. Government obligations in a pooled cash account, interest rate of 0.14%, dated 03/31/09, to be sold on 04/01/09 at $38,448)		38,448
Citigroup Global Markets, Inc. ($80,100 par collateralized by U.S. Government obligations in a pooled cash account, interest rate of 0.13%, dated 03/31/09, to be sold on 04/01/09 at $80,100)		80,100
JPMorgan Chase & Co. ($24,030 par collateralized by U.S. Government obligations in a pooled cash account, interest rate of 0.14%, dated 03/31/09, to be sold on 04/01/09 at $24,030)		24,030

See Notes to Financial Statements

Description	Value

Repurchase Agreements (Continued)
State Street Bank & Trust Co. ($412 par collateralized by U.S. Government obligations in a pooled cash account, interest rate of 0.01%, dated 03/31/09, to be sold on 04/01/09 at $412)	$412

Total Repurchase Agreements 5.1% (Cost $151,000)	151,000

Total Investments 99.4% (Cost $5,134,740)	2,941,052

Foreign Currency 0.0% (Cost $7)	7

Other Assets in Excess of Liabilities 0.6%	17,518

Net Assets 100.0%	$2,958,577

Percentages are calculated as a percentage of net assets.

Certain securities trading in foreign markets that close before the New York Stock Exchange have been valued at their fair value as determined in good faith under procedures established by and under the general supervision of the Fund’s Trustees. The total market value of these securities is $790,509.

(a)   Non-income producing security.

ADR—American Depositary Receipt

See Notes to Financial Statements

Summary of Long-Term Investments by Industry Classification (Unaudited)

		Percent of
Industry	Value	Net Assets
Internet Software & Services	$246,603	8.3%
Marine Ports & Services	196,988	6.7
Real Estate Management & Development	177,790	6.0
Fertilizers & Agricultural Chemicals	177,418	6.0
Education Services	168,187	5.7
Auto Parts & Equipment	163,576	5.5
Communications Equipment	128,608	4.4
Internet Retail	128,447	4.3
Distillers & Vintners	122,391	4.1
Computer Hardware	119,101	4.0
Trucking	110,363	3.7
Leisure Products	100,407	3.4
Oil & Gas Exploration & Production	94,821	3.2
Reinsurance	88,218	3.0
Health Care Equipment	85,849	2.9
Data Processing & Outsourced Services	83,740	2.8
Advertising	75,278	2.6
Tobacco	62,928	2.1
Diversified Chemicals	59,378	2.0
Home Entertainment Software	58,667	2.0
Hotels, Resorts & Cruise Lines	54,499	1.8
Other Diversified Financial Services	48,912	1.7
Air Freight & Logistics	48,303	1.6
Diversified Banks	47,871	1.6
Household Products	43,700	1.5
Construction Materials	41,019	1.4
Consumer Finance	23,539	0.8
Wireless Telecommunication Services	22,233	0.8
Investment Banking & Brokerage	11,218	0.4
	$2,790,052	94.3%

See Notes to Financial Statements

Van Kampen Global Growth Fund

Financial Statements

Statement of Assets and Liabilities

March 31, 2009

Assets:
Total Investments (Cost $5,134,740)	$2,941,052
Foreign Currency (Cost $7)	7
Cash	572
Receivables:
Investments Sold	23,617
Expense Reimbursement from Adviser	22,814
Fund Shares Sold	16,908
Dividends	6,071
Unamortized Offering Costs	38,436
Other	3,345
Total Assets	3,052,822

Liabilities:
Payables:
Investments Purchased	44,282
Distributor and Affiliates	10,795
Trustees’ Deferred Compensation and Retirement Plans	10,326
Accrued Expenses	28,842
Total Liabilities	94,245
Net Assets	$2,958,577

Net Assets Consist of:
Capital (Par value of $0.01 per share with an unlimited number of shares authorized)	$5,555,744
Accumulated Net Undistributed Investment Income	25,102
Accumulated Net Realized Loss	(428,573)
Net Unrealized Depreciation	(2,193,696)
Net Assets	$2,958,577

Maximum Offering Price Per Share:
Class A Shares:
Net asset value and redemption price per share (Based on net assets of $428,872 and 84,634 shares of beneficial interest issued and outstanding)	$5.07
Maximum sales charge (5.75%* of offering price)	0.31
Maximum offering price to public	$5.38

Class B Shares:
Net asset value and offering price per share (Based on net assets of $82,506 and 16,292 shares of beneficial interest issued and outstanding)	$5.06

Class C Shares:
Net asset value and offering price per share (Based on net assets of $61,576 and 12,128 shares of beneficial interest issued and outstanding)	$5.08

Class I Shares:
Net asset value and offering price per share (Based on net assets of $2,335,072 and 460,000 shares of beneficial interest issued and outstanding)	$5.08

Class R Shares:
Net asset value and offering price per share (Based on net assets of $50,551 and 10,000 shares of beneficial interest issued and outstanding)	$5.06

*     On sales of $50,000 or more, the sales charge will be reduced.

See Notes to Financial Statements

Statement of Operations

For the Period May 30, 2008 (Commencement of Operations) to March 31, 2009

Investment Income:
Dividends (Net of foreign withholding taxes of $637)	$23,566
Interest	3,355
Total Income	26,921

Expenses:
Offering Costs	161,275
Professional Fees	57,571
Accounting and Administrative Expenses	32,364
Reports to Shareholders	27,314
Investment Advisory Fee	26,459
Trustees’ Fees and Related Expenses	19,529
Transfer Agent Fees	15,910
Custody	10,710
Registration Fees	10,137
Distribution (12b-1) and Service Fees
Class A	735
Class B	176
Class C	36
Class R	269
Other	12,540
Total Expenses	375,025
Expense Reduction	337,061
Net Expenses	37,964
Net Investment Loss	$(11,043)

Realized and Unrealized Gain/Loss:
Realized Gain/Loss:
Investments	$(428,670)
Foreign Currency Transactions	(6,268)
Net Realized Loss	(434,938)

Unrealized Appreciation/Depreciation:
Beginning of the Period	-0-
End of the Period:
Investments	(2,193,688)
Foreign Currency Translation	(8)
Net Unrealized Depreciation During the Period	(2,193,696)
Net Realized and Unrealized Loss	$(2,628,634)
Net Decrease in Net Assets From Operations	$(2,639,677)

See Notes to Financial Statements

Statement of Changes in Net Assets

For the Period
May 30, 2008
(Commencement of
Operations) to
March 31, 2009

From Investment Activities:
Operations:
Net Investment Loss	$(11,043)
Net Realized Loss	(434,938)
Net Unrealized Depreciation During the Period	(2,193,696)
Change in Net Assets from Operations	(2,639,677)

Net Change in Net Assets from Investment Activities	(2,639,677)

From Capital Transactions:
Proceeds from Shares Sold	5,824,108
Cost of Shares Repurchased	(225,854)

Net Change in Net Assets from Capital Transactions	5,598,254

Total Increase in Net Assets	2,958,577
Net Assets:
Beginning of the Period	-0-
End of the Period (Including accumulated undistributed net investment income of $25,102)	$2,958,577

See Notes to Financial Statements

Van Kampen Global Growth Fund

Financial Highlights

The following schedule presents financial highlights for one share of the Fund outstanding throughout the period indicated.

May 30, 2008
(Commencement
of Operations) to
Class A Shares	March 31, 2009
Net Asset Value, Beginning of the Period	$10.00
Net Investment Loss (a)	(0.03)
Net Realized and Unrealized Loss	(4.90)
Total from Investment Operations	(4.93)
Net Asset Value, End of the Period	$5.07

Total Return* (b)	–49.30%**
Net Assets at End of the Period (In millions)	$0.4
Ratio of Expenses to Average Net Assets*	1.50%
Ratio of Net Investment Loss to Average Net Assets*	(0.57)%
Portfolio Turnover	32%**

*  If certain expenses had not been voluntarily assumed by Van Kampen, total return would have been lower and the ratios would have been as follows:

Ratio of Expenses to Average Net Assets	13.43%
Ratio of Net Investment Loss to Average Net Assets	(12.50)%

**	Non-Annualized

(a)	Based on average shares outstanding.

(b)

Assumes reinvestment of all distributions for the period and does not include payment of the maximum sales charge of 5.75% or contingent deferred sales charge (CDSC). On purchases of $1 million or more, a CDSC of 1% may be imposed on certain redemptions made within eighteen months of purchase. If the sales charges were included, total return would be lower. This return includes combined Rule 12b-1 fees and service fees of up to .25% and does not reflect the deduction of taxes that a shareholder would pay on Fund distributions or the redemption of Fund shares.

See Notes to Financial Statements

The following schedule presents financial highlights for one share of the Fund outstanding throughout the period indicated.

	May 30, 2008
	(Commencement
	of Operations) to
Class B Shares	March 31, 2009
Net Asset Value, Beginning of the Period	$10.00
Net Investment Loss (a)	(0.03)
Net Realized and Unrealized Loss	(4.91)
Total from Investment Operations	(4.94)
Net Asset Value, End of the Period	$5.06

Total Return* (b)	–49.40	%(c)**
Net Assets at End of the Period (In millions)	$0.1
Ratio of Expenses to Average Net Assets*	1.56	%(c)
Ratio of Net Investment Loss to Average Net Assets*	(0.63	)%(c)
Portfolio Turnover	32	%**

*  If certain expenses had not been voluntarily assumed by Van Kampen, total return would have been lower and the ratios would have been as follows:

Ratio of Expenses to Average Net Assets	13.08	%(c)
Ratio of Net Investment Loss to Average Net Assets	(12.15	)%(c)

**	Non-Annualized

(a)	Based on average shares outstanding.

(b)

Assumes reinvestment of all distributions for the period and does not include payment of the maximum CDSC of 5%, charged on certain redemptions made within one year of purchase and declining to 0% after the fifth year. If the sales charge was included, total return would be lower. This return includes combined Rule 12b-1 fees and service fees of up to 1% and does not reflect the deduction of taxes that a shareholder would pay on Fund distributions or the redemption of Fund shares.

(c)	The Total Return, Ratio of Expenses to Average Net Assets and Ratio of Net Investment Loss to Average Net Assets reflect actual 12b-1 fees of less than 1% (See footnote 6).

See Notes to Financial Statements

The following schedule presents financial highlights for one share of the Fund outstanding throughout the period indicated.

	May 30, 2008
	(Commencement
	of Operations) to
Class C Shares	March 31, 2009
Net Asset Value, Beginning of the Period	$10.00
Net Investment Loss (a)	(0.02)
Net Realized and Unrealized Loss	(4.90)
Total from Investment Operations	(4.92)
Net Asset Value, End of the Period	$5.08

Total Return* (b)	–49.20	%(c)**
Net Assets at End of the Period (In millions)	$0.1
Ratio of Expenses to Average Net Assets*	1.31	%(c)
Ratio of Net Investment Loss to Average Net Assets*	(0.39	)%(c)
Portfolio Turnover	32	%**

*  If certain expenses had not been voluntarily assumed by Van Kampen, total return would have been lower and the ratios would have been as follows:

Ratio of Expenses to Average Net Assets	12.85	%(c)
Ratio of Net Investment Loss to Average Net Assets	(11.93	)%(c)

**	Non-Annualized

(a)	Based on average shares outstanding.

(b)

Assumes reinvestment of all distributions for the period and does not include payment of the maximum CDSC of 1%, charged on certain redemptions made within one year of purchase. If the sales charge was included, total return would be lower. This return includes combined Rule 12b-1 fees and service fees of up to 1% and does not reflect the deduction of taxes that a shareholder would pay on Fund distributions or the redemption of Fund shares.

(c)	The Total Return, Ratio of Expenses to Average Net Assets and Ratio of Net Investment Loss to Average Net Assets reflect actual 12b-1 fees of less than 1% (See footnote 6).

See Notes to Financial Statements

The following schedule presents financial highlights for one share of the Fund outstanding throughout the period indicated.

May 30, 2008
(Commencement
of Operations) to
Class I Shares	March 31, 2009
Net Asset Value, Beginning of the Period	$10.00
Net Investment Loss (a)	(0.02)
Net Realized and Unrealized Loss	(4.90)
Total from Investment Operations	(4.92)
Net Asset Value, End of the Period	$5.08

Total Return* (b)	–49.20%**
Net Assets at End of the Period (In millions)	$2.3
Ratio of Expenses to Average Net Assets*	1.25%
Ratio of Net Investment Loss to Average Net Assets*	(0.34)%
Portfolio Turnover	32%**

*  If certain expenses had not been voluntarily assumed by Van Kampen, total return would have been lower and the ratios would have been as follows:

Ratio of Expenses to Average Net Assets	12.66%
Ratio of Net Investment Loss to Average Net Assets	(11.75)%

**	Non-Annualized

(a)	Based on average shares outstanding.

(b)	Assumes reinvestment of all distributions for the period. This return does not reflect the deduction of taxes that a shareholder would pay on Fund distributions or the redemption of Fund shares.

See Notes to Financial Statements

The following schedule presents financial highlights for one share of the Fund outstanding throughout the period indicated.

May 30, 2008
(Commencement
of Operations) to
Class R Shares	March 31, 2009
Net Asset Value, Beginning of the Period	$10.00
Net Investment Loss (a)	(0.05)
Net Realized and Unrealized Loss	(4.89)
Total from Investment Operations	(4.94)
Net Asset Value, End of the Period	$5.06

Total Return* (b)	–49.40%**
Net Assets at End of the Period (In millions)	$0.1
Ratio of Expenses to Average Net Assets*	1.75%
Ratio of Net Investment Loss to Average Net Assets*	(0.84)%
Portfolio Turnover	32%**

*  If certain expenses had not been voluntarily assumed by Van Kampen, total return would have been lower and the ratios would have been as follows:

Ratio of Expenses to Average Net Assets	13.15%
Ratio of Net Investment Loss to Average Net Assets	(12.24)%

**	Non-Annualized

(a)	Based on average shares outstanding.

(b)

Assumes reinvestment of all distributions for the period. This return includes combined Rule 12b-1 fees and service fees of up to .50% and does not reflect the deduction of taxes that a shareholder would pay on Fund distributions or the redemption of Fund shares.

See Notes to Financial Statements

Van Kampen Global Growth Fund

Notes to Financial Statements  •  March 31, 2009

1. Significant Accounting Policies

Van Kampen Global Growth Fund (the “Fund”) is organized as a series of the Van Kampen Equity Trust, a Delaware statutory trust, and is registered as a diversified, open-end investment management company under the Investment Company Act of 1940, as amended (the “1940 Act”). The Fund’s primary investment objective is to seek long-term capital appreciation by investing primarily in growth-oriented equity securities on a global basis. The Fund commenced investment operations on May 30, 2008. The Fund offers Class A Shares, Class B Shares, Class C Shares, Class I Shares, and Class R Shares. Each class of shares differs by its initial sales load, contingent deferred sales charges, the allocation of class-specific expenses and voting rights on matters affecting a single class.

The following is a summary of significant accounting policies consistently followed by the Fund in the preparation of its financial statements. The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

A. Security Valuation Investments in securities listed on a securities exchange are valued at their last sale price as of the close of such securities exchange. Equity securities traded on NASDAQ are valued at the NASDAQ Official Closing Price. Securities listed on a foreign exchange are valued at their closing price. Listed and unlisted securities for which the last sale price is available are valued at the mean of the last reported bid and asked prices. For those securities where quotations or prices are not readily available, valuations are determined in accordance with procedures established in good faith by the Board of Trustees. Factors considered in making this determination may include, but are not limited to, information obtained by contacting the issuer, analysts, or the appropriate stock exchange (for exchange-traded securities), analysis of the issuer’s financial statements or other available documents and, if necessary, available information concerning other securities in similar circumstances. Most foreign markets close before the New York Stock Exchange (NYSE). Occasionally, developments that could affect the closing prices of securities and other assets may occur between the times at which valuations of such securities are determined (that is, close of the foreign market on which the securities trade) and the close of business on the NYSE. If these developments are expected to materially affect the value of the securities, the valuations may be adjusted to reflect the estimated fair value as of the close of the NYSE, as determined in good faith under procedures established by the Board of Trustees. Short-term securities with remaining maturities of 60 days or less are valued at amortized cost, which approximates market value.

The Fund adopted Financial Accounting Standards Board Statement of Financial Accounting Standards No. 157, Fair Value Measurements (FAS 157), effective May 30, 2008. In accordance with FAS 157, fair value is defined as the price that the Fund would receive to sell an investment or pay to transfer a liability in an orderly transaction with an independent buyer in the principal market, or in the absence of a principal market the most advantageous market for the investment or liability. FAS 157 establishes a three-tier hierarchy to distinguish between (1) inputs that reflect the assumptions market participants would use in pricing an asset or liability developed based on market data obtained from sources independent of the

Van Kampen Global Growth Fund
Notes to Financial Statements  •  March 31, 2009  continued

reporting entity (observable inputs) and (2) inputs that reflect the reporting entity’s own assumptions about the assumptions market participants would use in pricing an asset or liability developed based on the best information available in the circumstances (unobservable inputs) and to establish classification of fair value measurements for disclosure purposes. Various inputs are used in determining the value of the Fund’s investments. The inputs are summarized in the three broad levels listed below.

Level 1—	quoted prices in active markets for identical investments
Level 2—	other significant observable inputs (including quoted prices for similar investments, interest rates, prepayment speeds, credit risk, etc.)
Level 3—	significant unobservable inputs (including the Fund’s own assumptions in determining the fair value of investments)

The inputs or methodology used for valuing securities are not necessarily an indication of the risk associated with investing in those securities.

The following is a summary of the inputs used as of March 31, 2009 in valuing the Fund’s investments carried at value:

Investments in
Valuation Inputs	Securities

Level 1—Quoted Prices	$1,999,543
Level 2—Other Significant Observable Inputs	941,509
Level 3—Significant Unobservable Inputs	-0-
Total	$2,941,052

B. Security Transactions Security transactions are recorded on a trade date basis. Realized gains and losses are determined on an identified cost basis.

The Fund may invest in repurchase agreements, which are short-term investments whereby the Fund acquires ownership of a debt security and the seller agrees to repurchase the security at a future time and specified price. The Fund may invest independently in repurchase agreements, or transfer uninvested cash balances into a pooled cash account along with other investment companies advised by Van Kampen Asset Management (the “Adviser”) or its affiliates, the daily aggregate of which is invested in repurchase agreements. Repurchase agreements are fully collateralized by the underlying debt security. The Fund will make payment for such securities only upon physical delivery or evidence of book entry transfer to the account of the custodian bank. The seller is required to maintain the value of the underlying security at not less than the repurchase proceeds due the Fund.

C. Income and Expenses Interest income is recorded on an accrual basis and dividend income is recorded net of applicable withholding taxes on the ex-dividend date. Other income is accrued as earned. Income, expenses, and realized and unrealized gains or losses are allocated on a pro rata basis to each class of shares, except for distribution and service fees and incremental transfer agency costs which are unique to each class of shares.

D. Federal Income Taxes It is the Fund’s policy to comply with the requirements of Subchapter M of the Internal Revenue Code applicable to regulated investment companies and

Van Kampen Global Growth Fund
Notes to Financial Statements  •  March 31, 2009  continued

to distribute substantially all of its taxable income to its shareholders. Therefore, no provision for federal income taxes is required. The Fund may be subject to taxes imposed by countries in which it invests. Such taxes are generally based on income earned or gains realized or repatriated. Taxes are accrued and applied to net investment income, net realized capital gains and net unrealized appreciation, as applicable, as the income is earned or capital gains are recorded. Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes, sets forth a minimum threshold for financial statement recognition of the benefit of a tax position taken or expected to be taken in a tax return. Management has concluded there are no significant uncertain tax positions that would require recognition in the financial statements. If applicable, the Fund recognizes interest accrued related to unrecognized tax benefits in “Interest Expense” and penalties in “Other” expenses on the Statement of Operations. The Fund files tax returns with the U.S. Internal Revenue Service and various states.

The Fund intends to utilize provisions of the federal income tax laws which allow it to carry a realized capital loss forward eight years following the year of the loss and offset such losses against any future realized capital gains. At March 31, 2009, the Fund had an accumulated capital loss carry forward for tax purposes of $213,139, which will expire on March 31, 2017.

At March 31, 2009, the cost and related gross unrealized appreciation and depreciation were as follows:

Cost of investments for tax purposes	$5,139,461
Gross tax unrealized appreciation	$90,360
Gross tax unrealized depreciation	(2,288,769)
Net tax unrealized depreciation on investments	$(2,198,409)

E. Distribution of Income and Gains The Fund declares and pays dividends at least annually from net investment income and net realized gains, if any. Distributions from net realized gains for book purposes may include short-term capital gains, which are included in ordinary income for tax purposes. Distributions from the Fund are recorded on the ex-distribution date. There were no taxable distributions paid during the period ended March 31, 2009.

Permanent differences, primarily due to non-deductible offering and start up costs, resulted in the following reclassifications among the Fund’s components of net assets at March 31, 2009:

Accumulated Undistributed	Accumulated
Net Investment Income	Net Realized Loss	Capital

$36,145	$6,365	$(42,510)

As of March 31, 2009, the components of distributable earnings on a tax basis were as follows:

Undistributed ordinary income	$36,249

Net realized gains or losses may differ for financial reporting and tax purposes primarily as a result of the deferral of losses relating to wash sale transactions, and post-October losses

Van Kampen Global Growth Fund
Notes to Financial Statements  •  March 31, 2009  continued

of $210,713, which are not recognized for tax purposes until the first day of the following fiscal year, and gains or losses recognized for tax purposes but not for book on March 31, 2009.

F. Foreign Currency Translation Assets and liabilities denominated in foreign currencies are translated into U.S. dollars at the mean of the last quoted bid and asked prices of such currencies against the U.S. dollar. Purchases and sales of portfolio securities are translated at the rate of exchange prevailing when such securities were acquired or sold. Income and expenses are translated at rates prevailing when accrued. Realized and unrealized gains and losses on securities resulting from changes in exchange rates are not segregated for financial reporting purposes from amounts arising from changes in the market prices of securities. Realized gains and losses on foreign currency transactions on the Statement of Operations include the net realized amount from the sale of the foreign currency and the amount realized between trade date and settlement date on security transactions.

G. Offering Costs Offering costs are amortized, on a straight-line basis, over a twelve month period.

2. Investment Advisory Agreement and Other Transactions with Affiliates

Under the terms of the Fund’s Investment Advisory Agreement, the Adviser will provide investment advice and facilities to the Fund for an annual fee payable monthly as follows:

Average Daily Net Assets	% Per Annum

First $750 million	.90%
Next $750 million	.85%
Over $1.5 billion	.80%

The Fund’s Adviser is currently waiving or reimbursing all or a portion of the Fund’s advisory fees or other expenses. This resulted in net expense ratios of 1.50%, 1.56%, 1.31%, 1.25%, and 1.75% for Classes A, B, C, I, and R Shares, respectively. The fee waivers or expense reimbursements are voluntary and can be discontinued at any time. For the period ended March 31, 2009, the Adviser waived or reimbursed approximately $337,100 of advisory fees or other expenses.

For the period ended March 31, 2009, the Fund recognized expenses of approximately $100 representing legal services provided by Skadden, Arps, Slate, Meagher & Flom LLP, of which a trustee of the Fund is a partner of such firm and he and his law firm provide legal services as legal counsel to the Fund.

Under separate Legal Services, Accounting Services and Chief Compliance Officer (CCO) Employment agreements, the Adviser provides accounting and legal services and the CCO provides compliance services to the Fund. The costs of these services are allocated to each fund. For the period ended March 31, 2009, the Fund recognized expenses of approximately $42,200 representing Van Kampen Investments Inc.’s or its affiliates’ (collectively “Van Kampen”) cost of providing accounting and legal services to the Fund, as well as the salary, benefits and related costs of the CCO and related support staff paid by Van Kampen. Services provided pursuant to the Legal Services agreement are reported as part of “Professional Fees” on the Statement of Operations. Services provided pursuant to the Accounting

Van Kampen Global Growth Fund
Notes to Financial Statements  •  March 31, 2009  continued

Services and CCO Employment agreement are reported as part of “Accounting and Administrative Expenses” on the Statement of Operations.

Van Kampen Investor Services Inc. (VKIS), an affiliate of the Adviser, serves as the shareholder servicing agent for the Fund. For the period ended March 31, 2009, the Fund recognized expenses of approximately $14,100 representing transfer agency fees paid to VKIS and its affiliates. Transfer agency fees are determined through negotiations with the Fund’s Board of Trustees.

Certain officers and trustees of the Fund are also officers and trustees of Van Kampen. The Fund does not compensate its officers or trustees who are also officers of Van Kampen.

The Fund provides deferred compensation and retirement plans for its trustees who are not officers of Van Kampen. Under the deferred compensation plan, trustees may elect to defer all or a portion of their compensation. Amounts deferred are retained by the Fund and, to the extent permitted by the 1940 Act, may be invested in the common shares of those funds selected by the trustees. Investments in such funds of approximately $3,300 are included in “Other” assets on the Statement of Assets and Liabilities at March 31, 2009. Appreciation/depreciation and distributions received from these investments are recorded with an offsetting increase/decrease in the deferred compensation obligation and do not affect the net asset value of the Fund. Benefits under the retirement plan are payable upon retirement for a ten-year period and are based upon each trustee’s years of service to the Fund. The maximum annual benefit per trustee under the plan is $2,500.

For the period ended March 31, 2009, the Fund paid brokerage commissions to Morgan Stanley & Co., Inc., an affiliate of the Adviser, totaling $62.

For the period ended March 31, 2009, Van Kampen, as Distributor for the Fund, received commissions on sales of the Fund’s Class A Shares of approximately $200 and contingent deferred sales charge (CDSC) on redeemed shares of Class B of approximately $30. Sales charges do not represent expenses of the Fund.

At March 31, 2009, Morgan Stanley Investment Management, Inc., an affiliate of the Adviser, owned 10,000 shares of Class A, 10,000 shares of Class B, 10,000 shares of Class C, 460,000 shares of Class I, and 10,000 shares of Class R.

Van Kampen Global Growth Fund
Notes to Financial Statements  •  March 31, 2009  continued

3. Capital Transactions

For the period ended March 31, 2009, transactions were as follows:

	Shares	Value

Sales:
Class A	128,527	$877,729
Class B	16,770	135,324
Class C	12,128	111,055
Class I	460,000	4,600,000
Class R	10,000	100,000
Total Sales	627,425	$5,824,108

Repurchases:
Class A	(43,893)	$(223,041)
Class B	(478)	(2,813)
Class C	-0-	-0-
Class I	-0-	-0-
Class R	-0-	-0-
Total Repurchases	(44,371)	$(225,854)

4. Redemption Fee

Until November 3, 2008, the Fund assessed a 2% redemption fee on the proceeds of Fund shares that were redeemed (either by sale or exchange) within 30 days of purchase. The redemption fee was paid directly to the Fund and allocated on a pro rata basis to each class of shares. For the period ended March 31, 2009 the Fund did not receive any redemption fees. Effective November 3, 2008, the redemption fee is no longer applied.

5. Investment Transactions

During the period, the cost of purchases and proceeds from sales of investments, excluding short-term investments, were $6,450,070 and $1,037,660, respectively.

6. Distribution and Service Plans

Shares of the Fund are distributed by Van Kampen Funds Inc. (the “Distributor”), an affiliate of the Adviser. The Fund has adopted a distribution plan pursuant to Rule 12b-1 under the 1940 Act, and a service plan (collectively, the “Plans”) for Class A Shares, Class B Shares, Class C Shares and Class R Shares to compensate the Distributor for the sale, distribution, shareholder servicing and maintenance of shareholder accounts for these shares. Under the Plans, the Fund will incur annual fees of up to .25% of Class A average daily net assets, up to 1.00% each of Class B and Class C average daily net assets, and up to .50% of Class R average daily net assets. These fees are accrued daily and paid to the Distributor monthly.

All distribution expenses incurred by the Distributor have been reimbursed by the Fund which has resulted in a reduced distribution fee for both Class B and Class C Shares. To the extent distribution expenses are incurred by the Distributor in the future, these amounts may be recovered from subsequent payments under the distribution plan or CDSC.

Van Kampen Global Growth Fund
Notes to Financial Statements  •  March 31, 2009  continued

7. Indemnifications

The Fund enters into contracts that contain a variety of indemnifications. The Fund’s maximum exposure under these arrangements is unknown. However, the Fund has not had prior claims or losses pursuant to these contracts and expects the risk of loss to be remote.

8. Accounting Pronouncements

On March 19, 2008, Financial Accounting Standards Board released Statement of Financial Accounting Standards No. 161, Disclosures about Derivative Instruments and Hedging Activities (FAS 161). FAS 161 requires qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about fair value amounts of and gains and losses on derivative instruments, and disclosures about credit-risk-related contingent features in derivative agreements. The application of FAS 161 is required for fiscal years and interim periods beginning after November 15, 2008. At this time, management does not believe the adoption of FAS 161 will impact the financial statement amounts; however, additional footnote disclosures may be required about the use of derivative instruments and hedging items.

On April 9, 2009, the Financial Accounting Standards Board issued Staff Position No. 157-4, Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly (FSP 157-4). FSP 157-4 provides additional guidance for estimating fair value in accordance with FAS 157 when the volume and level of activity for the assets or liability have significantly decreased. FSP 157-4 also requires additional disaggregation of the current FAS 157 required disclosures. FSP 157-4 is effective for interim and annual reporting periods ending after June 15, 2009, and shall be applied prospectively. At this time, management is evaluating the implications of FSP 157-4 and the impact it will have on the financial statement disclosures.

Van Kampen Global Growth Fund

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Trustees of Van Kampen Global Growth Fund

We have audited the accompanying statement of assets and liabilities, including the portfolio of investments, of Van Kampen Global Growth Fund (the Fund) (one of the portfolios constituting the Van Kampen Equity Trust) as of March 31, 2009, and the related statements of operations, and changes in net assets, and the financial highlights for the period from May 30, 2008 (commencement of operations) to March 31, 2009. These financial statements and financial highlights are the responsibility of the Fund’s management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. We were not engaged to perform an audit of the Fund’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Fund’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements and financial highlights, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our procedures included confirmation of securities owned as of March 31, 2009, by correspondence with the custodian and brokers or by other appropriate auditing procedures where replies from brokers were not received. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of Van Kampen Global Growth Fund of the Van Kampen Equity Trust at March 31, 2009, the results of its operations, the changes in its net assets, and the financial highlights for the period from May 30, 2008 (commencement of operations) to March 31, 2009, in conformity with U.S. generally accepted accounting principles.

Chicago, Illinois

May 15, 2009

Van Kampen Global Growth Fund

Board of Trustees, Officers and Important Addresses

Board of Trustees	Investment Adviser
David C. Arch	Van Kampen Asset Management
Jerry D. Choate	522 Fifth Avenue
Rod Dammeyer	New York, New York 10036
Linda Hutton Heagy
R. Craig Kennedy	Distributor
Howard J Kerr	Van Kampen Funds Inc.
Jack E. Nelson	522 Fifth Avenue
Hugo F. Sonnenschein	New York, New York 10036
Wayne W. Whalen* – Chairman
Suzanne H. Woolsey	Shareholder Servicing Agent
Van Kampen Investor Services Inc.
Officers	P.O. Box 219286
Edward C. Wood III	Kansas City, Missouri 64121-9286
President and Principal Executive Officer
Kevin Klingert	Custodian
Vice President	State Street Bank and Trust Company
Stefanie V. Chang Yu	One Lincoln Street
Vice President and Secretary	Boston, Massachusetts 02111
John L. Sullivan
Chief Compliance Officer	Legal Counsel
Stuart N. Schuldt	Skadden, Arps, Slate, Meagher & Flom LLP
Chief Financial Officer and Treasurer	333 West Wacker Drive
Chicago, Illinois 60606

Independent Registered Public Accounting Firm
Ernst & Young LLP
233 South Wacker Drive
Chicago, Illinois 60606

*	“Interested persons” of the Fund, as defined in the Investment Company Act of 1940, as amended.

Van Kampen Global Growth Fund

Trustees and Officers

The business and affairs of the Fund are managed under the direction of the Fund’s Board of Trustees and the Fund’s officers appointed by the Board of Trustees. The tables below list the trustees and executive officers of the Fund and their principal occupations during the last five years, other directorships held by trustees and their affiliations, if any, with Van Kampen Investments, the Adviser, the Distributor, Van Kampen Advisors Inc., Van Kampen Exchange Corp. and Investor Services. The term “Fund Complex” includes each of the investment companies advised by the Adviser as of the date of this Annual Report. Trustees serve until reaching their retirement age or until their successors are duly elected and qualified. Officers are annually elected by the trustees.

Independent Trustees

Number of
		Term of		Funds in
		Office and		Fund
	Position(s)	Length of		Complex
Name, Age and Address	Held with	Time	Principal Occupation(s)	Overseen	Other Directorships
of Independent Trustee	Fund	Served	During Past 5 Years	By Trustee	Held by Trustee

David C. Arch (63) Blistex Inc. 1800 Swift Drive Oak Brook, IL 60523	Trustee	Trustee since 2007	Chairman and Chief Executive Officer of Blistex Inc., a consumer health care products manufacturer.	84

Trustee/Director/Managing General Partner of funds in the Fund Complex. Member of the Heartland Alliance Advisory Board, a nonprofit organization serving human needs based in Chicago. Board member of the Illinois Manufacturers’ Association. Member of the Board of Visitors, Institute for the Humanities, University of Michigan.

Number of
		Term of		Funds in
		Office and		Fund
	Position(s)	Length of		Complex
Name, Age and Address	Held with	Time	Principal Occupation(s)	Overseen	Other Directorships
of Independent Trustee	Fund	Served	During Past 5 Years	By Trustee	Held by Trustee

Jerry D. Choate (70) 33971 Selva Road Suite 130 Dana Point, CA 92629	Trustee	Trustee since 2007	Prior to January 1999, Chairman and Chief Executive Officer of the Allstate Corporation (“Allstate”) and Allstate Insurance Company. Prior to January 1995, President and Chief Executive Officer of Allstate. Prior to August 1994, various management positions at Allstate.	84	Trustee/Director/Managing General Partner of funds in the Fund Complex. Director of Amgen Inc., a biotechnological company, and Valero Energy Corporation, an independent refining company.

Rod Dammeyer (68) CAC, LLC 4370 La Jolla Village Drive Suite 685 San Diego, CA 92122-1249	Trustee	Trustee since 2007	President of CAC, LLC, a private company offering capital investment and management advisory services.	84

Trustee/Director/Managing General Partner of funds in the Fund Complex. Director of Quidel Corporation and Stericycle, Inc. Prior to May 2008, Trustee of The Scripps Research Institute. Prior to February 2008, Director of Ventana Medical Systems, Inc. Prior to April 2007, Director of GATX Corporation. Prior to April 2004, Director of TheraSense, Inc. Prior to January 2004, Director of TeleTech Holdings Inc. and Arris Group, Inc.

				Number of
		Term of		Funds in
		Office and		Fund
	Position(s)	Length of		Complex
Name, Age and Address	Held with	Time	Principal Occupation(s)	Overseen	Other Directorships
of Independent Trustee	Fund	Served	During Past 5 Years	By Trustee	Held by Trustee

Linda Hutton Heagy† (60) 4939 South Greenwood Chicago, IL 60615	Trustee	Trustee since 2007	Prior to February 2008, Managing Partner of Heidrick & Struggles, an international executive search firm. Prior to 1997, Partner of Ray & Berndtson, Inc., an executive recruiting firm. Prior to 1995, Executive Vice President of ABN AMRO, N.A., a bank holding company. Prior to 1990, Executive Vice President of The Exchange National Bank.	84

Trustee/Director/Managing General Partner of funds in the Fund Complex. Trustee on the University of Chicago Medical Center Board, Vice Chair of the Board of the YMCA of Metropolitan Chicago and a member of the Women’s Board of the University of Chicago.

R. Craig Kennedy (57) 1744 R Street, NW Washington, DC 20009	Trustee	Trustee since 2007	Director and President of the German Marshall Fund of the United States, an independent U.S. foundation created to deepen understanding, promote collaboration and stimulate exchanges of practical experience between Americans and Europeans. Formerly, advisor to the Dennis Trading Group Inc., a managed futures and option company that invests money for individuals and institutions. Prior to 1992, President and Chief Executive Officer, Director and member of the Investment Committee of the Joyce Foundation, a private foundation.	84	Trustee/Director/Managing General Partner of funds in the Fund Complex. Director of First Solar, Inc.

Howard J Kerr (73) 14 Huron Trace Galena, IL 61036	Trustee	Trustee since 2007	Prior to 1998, President and Chief Executive Officer of Pocklington Corporation, Inc., an investment holding company.	84	Trustee/Director/Managing General Partner of funds in the Fund Complex. Director of the Lake Forest Bank & Trust. Director of the Marrow Foundation.

Number of
		Term of		Funds in
		Office and		Fund
	Position(s)	Length of		Complex
Name, Age and Address	Held with	Time	Principal Occupation(s)	Overseen	Other Directorships
of Independent Trustee	Fund	Served	During Past 5 Years	By Trustee	Held by Trustee

Jack E. Nelson (73) 423 Country Club Drive Winter Park, FL 32789	Trustee	Trustee since 2007	President of Nelson Investment Planning Services, Inc., a financial planning company and registered investment adviser in the State of Florida. President of Nelson Ivest Brokerage Services Inc., a member of the Financial Industry Regulatory Authority (“FINRA”), Securities Investors Protection Corp. and the Municipal Securities Rulemaking Board. President of Nelson Sales and Services Corporation, a marketing and services company to support affiliated companies.	84	Trustee/Director/Managing General Partner of funds in the Fund Complex.

Hugo F. Sonnenschein (68) 1126 E. 59th Street Chicago, IL 60637	Trustee	Trustee since 2007	President Emeritus and Honorary Trustee of the University of Chicago and the Adam Smith Distinguished Service Professor in the Department of Economics at the University of Chicago. Prior to July 2000, President of the University of Chicago.	84

Trustee/Director/Managing General Partner of funds in the Fund Complex. Trustee of the University of Rochester and a member of its investment committee. Member of the National Academy of Sciences, the American Philosophical Society and a fellow of the American Academy of Arts and Sciences.

Number of
		Term of		Funds in
		Office and		Fund
	Position(s)	Length of		Complex
Name, Age and Address	Held with	Time	Principal Occupation(s)	Overseen	Other Directorships
of Independent Trustee	Fund	Served	During Past 5 Years	By Trustee	Held by Trustee

Suzanne H. Woolsey, Ph.D. (67) 815 Cumberstone Road Harwood, MD 20776	Trustee	Trustee since 2007	Chief Communications Officer of the National Academy of Sciences/National Research Council, an independent, federally chartered policy institution, from 2001 to November 2003 and Chief Operating Officer from 1993 to 2001. Prior to 1993, Executive Director of the Commission on Behavioral and Social Sciences and Education at the National Academy of Sciences/National Research Council. From 1980 through 1989, Partner of Coopers & Lybrand.	84

Trustee/Director/Managing General Partner of funds in the Fund Complex. Trustee of Changing World Technologies, Inc., an energy manufacturing company, since July 2008. Director of Fluor Corp., an engineering, procurement and construction organization, since January 2004. Director of Intelligent Medical Devices Inc., a symptom based diagnostic tool for physicians and clinical labs. Director of the Institute for Defense Analyses, a federally funded research and development center, Director of the German Marshall Fund of the United States, Director of the Rocky Mountain Institute and Trustee of California Institute of Technology and the Colorado College.

Interested Trustee*

Number of
		Term of		Funds in
		Office and		Fund
	Position(s)	Length of		Complex
Name, Age and Address	Held with	Time	Principal Occupation(s)	Overseen	Other Directorships
of Interested Trustee	Fund	Served	During Past 5 Years	By Trustee	Held by Trustee

Wayne W. Whalen* (69) 333 West Wacker Drive Chicago, IL 60606	Trustee	Trustee since 2007	Partner in the law firm of Skadden, Arps, Slate, Meagher & Flom LLP, legal counsel to funds in the Fund Complex.	84	Trustee/Director/Managing General Partner of funds in the Fund Complex. Director of the Abraham Lincoln Presidential Library Foundation.

†

As indicated above, prior to February 2008, Ms. Heagy was an employee of Heidrick and Struggles, an international executive search firm (“Heidrick”). Heidrick has been (and may continue to be) engaged by Morgan Stanley from time to time to perform executive searches. Such searches have been done by professionals at Heidrick without any involvement by Ms. Heagy. Ethical wall procedures exist to ensure that Ms. Heagy will not have any involvement with any searches performed by Heidrick for Morgan Stanley. Ms. Heagy does not receive any compensation, directly or indirectly, for searches performed by Heidrick for Morgan Stanley.

*

Mr. Whalen is an “interested person” (within the meaning of Section 2(a)(19) of the 1940 Act) of certain funds in the Fund Complex by reason of he and his firm currently providing legal services as legal counsel to such funds in the Fund Complex.

Officers

Term of
	Position(s)	Office and
Name, Age and	Held with	Length of	Principal Occupation(s)
Address of Officer	Fund	Time Served	During Past 5 Years

Edward C. Wood III (53) 1 Parkview Plaza - Suite 100 Oakbrook Terrace, IL 60181	President and Principal Executive Officer	Officer since 2008

President and Principal Executive Officer of funds in the Fund Complex since November 2008. Managing Director of Van Kampen Investments Inc., the Adviser, the Distributor, Van Kampen Advisors Inc. and Van Kampen Exchange Corp. since December 2003. Chief Administrative Officer of the Adviser, Van Kampen Advisors Inc. and Van Kampen Exchange Corp. since December 2002. Chief Operating Officer of the Distributor since December 2002. Director of Van Kampen Advisors Inc., the Distributor and Van Kampen Exchange Corp. since March 2004. Director of the Adviser since August 2008. Director of Van Kampen Investments Inc. and Van Kampen Investor Services Inc. since June 2008. Previously, Director of the Adviser and Van Kampen Investments Inc. from March 2004 to January 2005 and Chief Administrative Officer of Van Kampen Investments Inc. from 2002 to 2009.

Kevin Klingert (46) 522 Fifth Avenue New York, NY 10036	Vice President	Officer since 2008

Vice President of funds in the Fund Complex since May 2008. Global Head, Chief Operating Officer and acting Chief Investment Officer of the Fixed Income Group of Morgan Stanley Investment Management Inc. since April 2008. Head of Global Liquidity Portfolio Management and co-Head of Liquidity Credit Research of Morgan Stanley Investment Management since December 2007. Managing Director of Morgan Stanley Investment Management Inc. from December 2007 to March 2008. Previously, Managing Director on the Management Committee and head of Municipal Portfolio Management and Liquidity at BlackRock from October 1991 to January 2007.

Stefanie V. Chang Yu (42) 522 Fifth Avenue New York, NY 10036	Vice President and Secretary	Officer since 2007	Managing Director of Morgan Stanley Investment Management Inc. Vice President and Secretary of funds in the Fund Complex.

John L. Sullivan (53) 1 Parkview Plaza - Suite 100 Oakbrook Terrace, IL 60181	Chief Compliance Officer	Officer since 2007

Chief Compliance Officer of funds in the Fund Complex since August 2004. Prior to August 2004, Director and Managing Director of Van Kampen Investments, the Adviser, Van Kampen Advisors Inc. and certain other subsidiaries of Van Kampen Investments, Vice President, Chief Financial Officer and Treasurer of funds in the Fund Complex and head of Fund Accounting for Morgan Stanley Investment Management Inc. Prior to December 2002, Executive Director of Van Kampen Investments, the Adviser and Van Kampen Advisors Inc.

Term of
Office and
	Position(s)	Length of
Name, Age and	Held with	Time	Principal Occupation(s)
Address of Officer	Fund	Served	During Past 5 Years

Stuart N. Schuldt (47) 1 Parkview Plaza - Suite 100 Oakbrook Terrace, IL 60181	Chief Financial Officer and Treasurer	Officer since 2007

Executive Director of Morgan Stanley Investment Management Inc. since June 2007. Chief Financial Officer and Treasurer of funds in the Fund Complex since June 2007. Prior to June 2007, Senior Vice President of Northern Trust Company, Treasurer and Principal Financial Officer for Northern Trust U.S. mutual fund complex.

Van Kampen Global Growth Fund

An Important Notice Concerning Our U.S. Privacy Policy

We are required by federal law to provide you with a copy of our Privacy Policy annually.

This Policy applies to current and former individual clients of Van Kampen Investments Inc., Van Kampen Asset Management, Van Kampen Advisors Inc., Van Kampen Funds Inc., Van Kampen Investor Services Inc. and Van Kampen Exchange Corp., as well as current and former individual investors in Van Kampen mutual funds, unit investment trusts, and related companies.

This Policy is not applicable to partnerships, corporations, trusts or other non-individual clients or account holders, nor is this Policy applicable to individuals who are either beneficiaries of a trust for which we serve as trustee or participants in an employee benefit plan administered or advised by us. This Policy is, however, applicable to individuals who select us to be a custodian of securities or assets in individual retirement accounts, 401(k) accounts, 529 Educational Savings Accounts, accounts subject to the Uniform Gifts to Minors Act, or similar accounts. Please note that we may amend this Policy at any time, and will inform you of any changes to this Policy as required by law.

We Respect Your Privacy

We appreciate that you have provided us with your personal financial information and understand your concerns about safeguarding such information. We strive to maintain the privacy of such information while we help you achieve your financial objectives. This Policy describes what nonpublic personal information we collect about you, how we collect it, when we may share it with others, and how others may use it. It discusses the steps you may take to limit our sharing of information about you with affiliated Van Kampen companies (“affiliated companies”). It also discloses how you may limit our affiliates’ use of shared information for marketing purposes. Throughout this Policy, we refer to the nonpublic information that personally identifies you or your accounts as “personal information.”

1. What Personal Information Do We Collect About You?

To better serve you and manage our business, it is important that we collect and maintain accurate information about you. We obtain this information from applications and other forms you submit to us, from your dealings with us, from consumer reporting agencies and from third parties and other sources. For example:

•        We collect information such as your name, address, e-mail address, phone number and account title.

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•        We may obtain information about account balances, your use of account(s) and the types of products and services you prefer to receive from us through your dealings and transactions with us and other sources.

•        We may obtain information about your creditworthiness and credit history from consumer reporting agencies.

•        We may collect background information from and through third-party vendors to verify representations you have made and to comply with various regulatory requirements.

•        If you interact with us through our public and private Web sites, we may collect information that you provide directly through online communications (such as an e-mail address). We may also collect information about your Internet service provider, your domain name, your computer’s operating system and Web browser, your use of our Web sites and your product and service preferences, through the use of “cookies.” “Cookies” recognize your computer each time you return to one of our sites, and help to improve our sites’ content and personalize your experience on our sites by, for example, suggesting offerings that may interest you. Please consult the Terms of Use of these sites for more details on our use of cookies.

2. When Do We Disclose Personal Information We Collect About You?

To provide you with the products and services you request, to better serve you, to manage our business and as otherwise required or permitted by law, we may disclose personal information we collect about you to other affiliated companies and to nonaffiliated third parties.

A. Information We Disclose to Our Affiliated Companies. In order to manage your account(s) effectively, including servicing and processing your transactions, to let you know about products and services offered by us and affiliated companies, to manage our business, and as otherwise required or permitted by law, we may disclose personal information to other affiliated companies. Offers for products and services from affiliated companies are developed under conditions designed to safeguard your personal information.

B. Information We Disclose to Third Parties. We do not disclose personal information that we collect about you to nonaffiliated third parties except to enable them to provide marketing services on our behalf, to perform joint marketing agreements with other financial institutions, and as otherwise required or permitted by law. For example, some instances where we may disclose information about you to third

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parties include: for servicing and processing transactions, to offer our own products and services, to protect against fraud, for institutional risk control, to respond to judicial process or to perform services on our behalf. When we share personal information with a nonaffiliated third party, they are required to limit their use of personal information to the particular purpose for which it was shared and they are not allowed to share personal information with others except to fulfill that limited purpose.

3. How Do We Protect the Security and Confidentiality of Personal Information We Collect About You?

We maintain physical, electronic and procedural security measures to help safeguard the personal information we collect about you. We have internal policies governing the proper handling of client information. Third parties that provide support or marketing services on our behalf may also receive personal information, and we require them to adhere to confidentiality standards with respect to such information.

4. How Can You Limit the Sharing of Certain Types of Personal Information With Affiliated Companies?

We respect your privacy and offer you choices as to whether we share with affiliated companies personal information that was collected to determine your eligibility for products and services you request (“eligibility information”). Please note that, even if you direct us not to share eligibility information with affiliated companies (“opt-out”), we may still share personal information, including eligibility information, with those companies in circumstances excluded from the opt-out under applicable law, such as to process transactions or to service your account. We may also share certain other types of personal information with affiliated companies—such as your name, address, telephone number, e-mail address and account number(s), and information about your transactions and experiences with us.

5. How Can You Limit the Use of Certain Types of Personal Information by Affiliated Companies for Marketing?

You may limit affiliated companies from marketing their products or services to you based on your personal information that they receive from affiliated companies. This information includes your income, assets and account history. Your choice to limit marketing offers from affiliated companies will apply until you tell us to change your choice.

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If you wish to opt-out of sharing and to limit marketing offers, you may do so by:

•        Calling us at (800) 847-2424
Monday-Friday between 8 a.m. and 8 p.m. (ET)

•        Writing to us at the following address:
Van Kampen Privacy Department
Harborside Financial Center, Plaza Two, 3rd Floor
Jersey City, NJ 07311

If you choose to write to us, your written request should include your name, address, telephone number and account number(s) to which the opt-out applies and should not be sent with any other correspondence. In order to process your request, we require that the request be provided by you directly and not through a third party.

If you have previously notified us about your privacy preferences, it is not necessary to do so again unless you decide to change your preferences. Your opt-out preference will remain in effect with respect to this Policy (as it may be amended) until you notify us otherwise in writing. If you have a joint account, your direction for us not to share this information with other affiliated companies and for those affiliated companies not to use your personal information for marketing will be applied to all account holders on that account.

Please understand that if you opt-out, you and any joint account holders may not receive information about affiliated company products and services that could help you manage your financial resources and achieve your investment objectives.

If you hold more than one account with Van Kampen, you may receive multiple privacy policies from us, and would need to follow the directions stated in each particular policy for each account you have with us.

SPECIAL NOTICE TO RESIDENTS OF VERMONT

This section supplements our Policy with respect to our individual clients who have a Vermont address and supersedes anything to the contrary in the above Policy with respect to those clients only.

The State of Vermont requires financial institutions to obtain your consent prior to sharing personal information that they collect about you with affiliated companies and nonaffiliated third parties other than in certain limited circumstances. Except as permitted by law, we will not share personal information we collect about you with nonaffiliated third parties or other affiliated companies unless you provide us with your written consent to share such information (“opt-in”).

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If you wish to receive offers for investment products and services offered by or through other affiliated companies, please notify us in writing at the following address:

Van Kampen Privacy Department
Harborside Financial Center, Plaza Two, 3rd Floor
Jersey City, NJ 07311

Your authorization should include your name, address, telephone number and account number(s) to which the opt-in applies and should not be sent with any other correspondence. In order to process your authorization, we require that the authorization be provided by you directly and not through a third-party.

The Statement of Additional Information includes additional information about Fund trustees and is available, without charge, upon request by calling 1-800-847-2424.

Van Kampen Funds Inc.

522 Fifth Avenue

New York, New York 10036

www.vankampen.com

Copyright ©2009 Van Kampen Funds Inc.

All rights reserved. Member FINRA/SIPC

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IU09-02086P-Y03/09